                                                                Exhibit 99.2


                            [Solutia letterhead]


FOR IMMEDIATE RELEASE
----------------------------------------------------------------------------
                     Contact: Investor Relations: Marleen Judge 314-674-7777
                              Media: Liesl Livingston 314-674-5555

                        SOLUTIA PROVIDES GUIDANCE ON
                          THIRD QUARTER RESULTS AND
                        COMMENTS ON FINANCIAL OUTLOOK

         ST. LOUIS, Oct. 9, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE: SOI) indicated that it expects an after-tax loss in the range of $1.65 to $1.70 per share for the third quarter. This loss includes charges in the range of $1.40 to $1.50 per share. Operating results compared to the prior year quarter were negatively impacted by higher raw material and energy costs, and extended maintenance downtime at the Company's acrylonitrile facility in Alvin, Texas.

         "We have continued to be challenged by weak economic conditions, which have been exacerbated by unusually high raw material and energy costs. Unfortunately, we believe these conditions will persist for some time to come," said chairman and chief executive officer John C. Hunter.

         The Company expects to record a restructuring charge of approximately $.55 per share resulting from actions by Astaris, its 50% owned joint venture, during the quarter. The Astaris restructuring plan will focus on fixed cost reduction through asset optimization and selective product and facility rationalizations, including the Conda, Idaho, purified wet acid facility, which has performed significantly below the expectations established during the formation of the joint venture.

         A charge of approximately $.70 per share will be recorded for the previously announced Anniston PCB settlement and an increase in certain other litigation accruals. The Company will also record a non-cash, pension settlement charge of approximately $.20 per share in the quarter due to the significant level of lump sum payouts to separated employees in the current year.

         "With the Anniston litigation settlement and the closing of the new credit facility, we can now focus on the significant financial issues ahead of us including addressing debt maturities, reducing our leverage, managing the continuing drain from legacy liabilities and satisfying our pension obligations. We will continue to explore all alternatives to properly address these issues," said Hunter.

         Solutia plans to discuss its earnings in greater detail at its third quarter conference call on Friday, Oct. 24, 2003, at 9 a.m. central time, 10 a.m. eastern time. The teleconference will be webcast on our website at:
http://www.solutia.com/pages/corporate/investors/investor_relations.asp, under the teleconferences and presentations tab.

FORWARD LOOKING STATEMENT

         This press release contains forward-looking statements regarding Solutia's third quarter financial performance, market conditions, litigation developments and other matters. These statements are based on current expectations, but actual results may differ materially, depending on such important factors as world economic conditions, consumer demand, raw material and energy costs, competitive pressures, limited access to capital resources, currency fluctuations and other factors identified in Solutia's Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Reports on Form 10-Q for the periods ended June 30 and March 31, 2003. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.

CORPORATE PROFILE

         Solutia ( http://www.Solutia.com ) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

Solutia...Solutions For A Better Life.

Source:  Solutia Inc.
St. Louis
Date:  10/9/03


                                     2